THIS AMENDMENT AGREEMENT (the "Agreement"), dated as of November 25, 2013, is entered into by and between The Alkaline Water Company Inc. (the "Company") and H.C. Wainwright & Co., LLC ("HCW"). Defined terms not otherwise defined herein shall have the meanings set forth in the Engagement Agreement (as defined below).

WHEREAS, pursuant to an engagement agreement dated October 7, 2013, the Company engaged HCW as its exclusive placement agent (as amended on November 1, 2013, the "Engagement Agreement");

WHEREAS, the Company and HCW wish to amend the terms of the Engagement Agreement pursuant to the terms hereof.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each party hereby agrees as follows:

1. Amendment. Notwithstanding anything to the contrary in the Engagement Agreement, solely with respect to the investors listed on Schedule A hereto, the parties agree the Placement Agent's Fee for the registered offering on Form S-1 initially filed with the Commission on or about November 25, 2013 shall be reduced to 5% of the gross proceeds from such investors, and the HCW Warrants issuable to HCW in connection with the registered offering on Form S-1 initially filed with the Commission on or about November 25, 2013 shall be reduced to 5% of the Shares sold to the investors listed on Schedule A. For clarity, the preceding sentence shall not otherwise reduce or amend the Placement Agent's Fee and HCW Warrants issuable pursuant to the Engagement Agreement with respect to any investors other than those listed on Schedule A.

2. Miscellaneous. Except as expressly set forth above, all of the terms and conditions of the Engagement Agreement shall continue in full force and effect after the execution of this Agreement and shall not be in any way changed, modified or superseded by the terms set forth herein. This Agreement may be executed in two or more counterparts and by facsimile signature or otherwise, and each of such counterparts shall be deemed an original and all of such counterparts together shall constitute one and the same agreement.

IN WITNESS WHEREOF, this Agreement is executed as of the date first set forth above.

THE ALKALINE WATER COMPANY INC.

By: /s/ Richard Wright

Name: Richard Wright
Title: V.P., Secretary and Treasurer

H.C. WAINWRIGHT & CO., LLC

By: /s/ Mark W. Viklund

Name: Mark W. Viklund
Title: Chief Executive Officer

Schedule A

1. Crede Capital Group, LLC
2. Beaufort Capital Partners, LLC